Exhibit 99.1

Contact:	Ina Cu
Investor Relations
650-266-3200
CELL GENESYS REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS
SOUTH SAN FRANCISCO, CA, May 8, 2006—Cell Genesys, Inc. (Nasdaq: CEGE) announced today financial results for the quarter ended March 31, 2006.
The company reported a net income of $4.0 million, or $0.08 per fully diluted share, for the first quarter of 2006, compared with a net loss of $29.3 million, or $0.65 per share, in the same quarter of 2005. During the first quarter of 2006, Cell Genesys sold all remaining 3.0 million shares of common stock of Abgenix, Inc., its former subsidiary, resulting in gross proceeds of $65.5 million. The net income for the first quarter of 2006 can be attributed to a gain of $62.7 million associated with the sale of Abgenix stock.
Cell Genesys ended the quarter with approximately $170 million in cash, cash equivalents and short-term investments.
Research and development expenses for the first quarter of 2006 were $25.3 million, compared to $24.8 million for the first quarter of 2005. R&D expenses for the first quarter of 2006 were higher primarily due to the expansion of Phase 3 clinical trials of the company’s lead product development program, GVAX® immunotherapy for prostate cancer, to Europe. General and administrative expenses were $5.0 million, compared to $3.8 million in the first quarter of 2005, an increase primarily due to the implementation of procedures related to Section 404 of the Sarbanes-Oxley Act. As a result of implementation of the Statement of Financial Accounting Standards No. 123 revised 2004 (SFAS 123R), the company incurred a non-cash share-based compensation expense of $1.4 million during the first quarter of 2006.
“We continue to strategically manage our financial resources to achieve our mission of developing and commercializing novel biological therapies for patients with cancer,” stated Stephen A. Sherwin, M.D., chairman and chief executive officer of Cell Genesys. “We are pleased with the progress to date in our lead product development program, GVAX® immunotherapy for prostate cancer, including the expansion of our Phase 3 trials beyond the U.S. to Canada and Europe.”
First Quarter 2006 and Other Recent Highlights:
•	Reported at the American Society of Clinical Oncology (ASCO) Prostate Cancer Symposium in February updated survival results from the company’s second multi-center Phase 2 trial of GVAX immunotherapy for prostate cancer in patients with metastatic hormone-refractory prostate cancer (HRPC). With this update, the company has reported median survival results from two, independent, multi-center Phase 2 clinical trials in approximately 115 patients that are not only consistent with each other, but also compare favorably to the previously published median survival of 18.9 months for metastatic HRPC patients treated with Taxotere® (docetaxel) chemotherapy plus prednisone, the current standard of care.

•	Announced upcoming clinical data reports from two GVAX cancer immunotherapy programs to be presented as oral presentations at the 2006 American Society of Clinical Oncology (ASCO) Annual Meeting to take place in Atlanta, GA on June 2 –6, 2006. These presentations include the first report of our Phase 1 trial combining of GVAX immunotherapy for prostate cancer and MDX-010, a human monoclonal antibody to CTLA-4, and an update report of a phase 2 trial of GVAX immunotherapy for leukemia in chronic myelogenous leukemia.

•	Entered into a Committed Equity Financing Facility, or CEFF, with Kingsbridge Capital Limited, an institutional investor, pursuant to which Kingsbridge committed to purchase, subject to certain conditions, up to $75 million of our common stock. In conjunction with our CEFF, we issued Kingsbridge a warrant to purchase 375,000 shares of our common stock at a price of $9.12 per share.
Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is currently pursuing two clinical stage product platforms – GVAX® cancer immunotherapies and oncolytic virus therapies. Ongoing clinical trials include Phase 3 trials of GVAX immunotherapy for prostate cancer, Phase 2 trials of GVAX immunotherapy for pancreatic cancer and leukemia, and a Phase 1 trial of CG0070 oncolytic virus therapy for bladder cancer. Cell Genesys continues to hold an equity interest in its former subsidiary, Ceregene, Inc., which is developing gene therapies for neurodegenerative disorders. Cell Genesys is headquartered in South San Francisco, CA and has its principal manufacturing operation in Hayward, CA. For additional information, please visit the company’s website at www.cellgenesys.com.
Cell Genesys will host its quarterly conference call to discuss events that occurred during the first quarter of 2006 at 8:30 a.m. PDT on Tuesday, May 9, 2006. Investors may listen to the webcast of the conference call live on Cell Genesys’ website. A replay of the webcast will be available for at least 48 hours following the call. Alternatively, investors may listen to a replay of the call by dialing 800-475-6701 from locations in the U.S. and 320-365-3844 from outside the U.S. The call-in replay will be available for 48 hours following the call. Please refer to access number 827088.

Statements made herein about the company, other than statements of historical fact, including statements about the company’s progress, results and timing of clinical trials and preclinical programs and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, the regulatory approval process for clinical trials, competitive technologies and products, patents, continuation of corporate partnerships and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed on March 13, 2006 as well as Cell Genesys’ reports on Form 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.
- FINANCIAL CHARTS TO FOLLOW -

SELECTED CONSOLIDATED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS DATA

	Three months ended
(unaudited, in thousands except per share data)	March 31,
	2006	2005

Revenue	$176	$1,646

Operating expenses:
Research and development	25,314	24,843
General and administrative	5,028	3,763

Total operating expenses	30,342	28,606

Loss from operations	(30,166)	(26,960)
Other income (expense):
Gain on sale of Abgenix, Inc. common stock	62,677	—
Interest and other income	1,560	728
Interest expense	(2,622)	(2,759)

Income (loss) before income taxes	31,449	(28,991)

Income tax provision	(27,435)	(320)

Net income (loss)	$4,014	$(29,311)

Net income (loss) per share:
Basic	$0.09	$(0.65)

Diluted	$0.08	$(0.65)

Shares used in per share calculation:
Basic	45,619	45,273

Diluted	61,930	45,273

CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	March 31,	December 31,
	2006	2005
	(unaudited)	Note 1

Cash, cash equivalents and short-term investments, including restricted cash	$169,591	$129,598
Investment in Abgenix, Inc. common stock	—	63,824
Prepaid expenses and other current assets	2,645	2,104
Property and equipment, net	139,235	142,225
Noncurrent deferred tax assets	—	24,430
Unamortized debt issuance costs and other assets	4,590	4,794

Total assets	$316,061	$366,975

Other current liabilities	$13,788	$12,343
Accrued income taxes	33,239	32,612
Deferred income tax liabilities	—	24,430
Other liabilities	2,348	2,174
Capital lease obligation, less current portion	49,586	49,919
Convertible senior note	145,000	145,000
Stockholders’ equity	72,100	100,497

Total liabilities and stockholders’ equity	$316,061	$366,975

     Note 1. Derived from audited financial statements.